EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 9th  day of May, 2011, by and between Home Shopping Express S.A., a company organized under the laws of Spain (“HSE” or the “Company”) whose principal place of business is located at C/Guadiana 52, 1B, 07817 Sant Jordi de ses Salines, Spain, Infusion Brands International, Inc., a Nevada corporation, whose principal place of business is located at 14375 Myerlake Circle, Clearwater, FL 33760 (“INBI”) and Frederic Sciamma, an individual residing at ______________________ (“Executive”).

WITNESSETH:

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer and the Company wishes to employ Executive in such capacity;

WHEREAS, INBI has entered into a stock purchase agreement (the “Purchase Agreement”) with certain shareholders of the Company to purchase 50% of the issued and outstanding common stock of the Company (the “Initial Stock Purchase”)

WHEREAS, INBI has the option (the “Option”), for a period of twelve months from the closing date of the Initial Stock Purchase to purchase the remaining 50% of the issued and outstanding common stock of the Company, the purchase price of which shall be determined by certain financial milestones of the Company;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.           Employment and Duties.  The Company agrees to employ and Executive agrees to serve as the Company's Chief Executive Officer.  The duties and responsibilities of Executive shall include the duties and responsibilities as the Board may from time to time reasonably assign to Executive.

Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of two years and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement.  “Employment Period” shall mean the initial two year term plus renewals, if any.

3.           Place of Employment.  Executive's services shall be performed at the Company's offices located in Ibizia, Spain and any other location where the Company now or hereafter has a business facility. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.           Consideration.  As consideration for the execution of this Agreement, INBI will pay to Executive a signing bonus equal to 450,000 Euros.  For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an aggregate of 2,500,000 shares of INBI’s restricted common stock (“INBI Stock”) payable upon closing of the Stock Purchase Agreement between Infusion Brands International, Inc. and Home-Shopping-Express, S.A.

5.           Incentive Payments.  In the event INBI  exercises the Option, INBI will pay to Executive the following payments and shares (the “Incentive Shares”) of INBI Stock to Executive based on the following Company financial milestones, all of which assume a Company net profit of at least 15% and provided that Executive is still an employee of the Company:

•
If the Company’s revenue is greater than Four Million Euros (4,000,000 EU), INBI will pay to Executive 450,000 Euros and will issue to Executive 2,500,000 shares INBI’s restricted common stock (“INBI Stock”);

•
If the Company’s revenue is greater than Three Million Five Hundred Thousand Euros (3,500,000 EU) but less than Four Million Euros (4,000,000 EU), INBI will pay to Executive 225,000 Euros and will issue to Executive 1,500,000 shares of INBI Stock;

•	If the Company’s revenue is less than Three Million Five Hundred Thousand Euros (3,500,000 EU), INBI will pay to Executive 135,000 Euros and will issue to Executive 1,250,000 shares of INBI Stock

6.           Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7.           Other Benefits.  During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.

8.           Intentionally Omitted.

9.           Termination of Employment.

(a)          Death.  If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and neither INBI or the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, including any payments pursuant to Section 5 in the event INBI exercises the Option.

(b)         Disability.  In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(c)          Cause.

(1)           At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, (c) violation of Sections 11 or 12 of this Agreement, or (d) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b), (c) or (d) of this Section 10(c)(1) shall not be subject to cure.

(2)           Upon termination of this Agreement for Cause, neither INBI or the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, including any payments pursuant to Section 5 in the event INBI exercises the Option.

(d)         Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(e)          Good Reason.

(1)           At any time during the term of this Agreement, subject to the conditions set forth in Section 10(e)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer; (C) any termination of the Executive’s employment by the Company within 12 months after a Change of Control, other than a termination for Cause, death or Disability; or (D) material breach by the Company of this Agreement.

(2)           The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice.

(3)           In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, neither INBI or the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, including any payments pursuant to Section 5 in the event INBI exercises the Option.

10.        Confidential Information.

(a)         Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

(b)         The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.

(c)          In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

11.         Non-Competition and Non-Solicitation.

(a)          The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the world (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)         The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two percent (2%) of the outstanding voting shares of any publicly held company), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

With respect to the activities described in Paragraphs (2), (3) and (4) above, the restrictions of this Section 11(b) shall continue beyond the Employment Period until six months following the termination of this Agreement or of the Executive’s employment with the Company, whichever occurs later.  Furthermore, if the Company terminates Executive’s employment for Cause or if Executive terminates his employment without Good Reason, then the restrictions of this Section 11(b) shall continue with respect to the activities described in Paragraph (1), above, beyond the Employment Period until six months following the termination of this Agreement or of the Executive’s employment with the Company, whichever occurs later.

12.           Non-U.S Investor.  (a) Executive has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the INBI Stock of the size contemplated.  Executive represent that they are able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment.

(b)           Executive is a “Non-US Person” as defined in Regulation S of the Securities Act of 1933 (the “Act”) and Executive, either alone or with its’ professional advisers who are unaffiliated with, have no equity interest in and are not compensated by INBI or any affiliate or selling agent of INBI, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Executive is capable of evaluating the merits and risks of an investment in the INBI Stock and of making an informed investment decision with respect thereto and has the capacity to protect such Shareholder’s own interests in connection with the proposed investment in the INBI Stock.

(c)  Executive acknowledges its understanding that the issuance of the INBI Stock is intended to be exempt from registration under the Act, by virtue of Section 4(2) of the Securities Act and the provisions of Rule 903 of Regulation S promulgated thereunder.

(d) Executive understands and agrees that the certificates for the INBI Stock shall bear substantially the following legend until (i) such securities shall have been registered under the Securities Act and effectively disposed of in accordance with a registration statement that has been declared effective or (ii) in the opinion of counsel for the Company, such securities may be sold without registration under the Securities Act, as well as any applicable “blue sky” or state securities laws:

THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) PURSUANT TO REGULATION S UNDER THE 1933 ACT.  ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT.

(e)           Executive (a “Reg S Person”) hereby represents that the representations contained in paragraphs (1) through (7) of this Section 2(e) are true and correct:

(1)           (i) the issuance and sale to the Reg S Person of the INBI Stock is intended to be exempt from the registration requirements of the Securities Act, pursuant to the provisions of Regulation S; (ii) it is not a “U.S. Person,” as such term is defined in Regulation S, and is not acquiring the INBI Stock for the account or benefit of any U.S. Person; and (iii) the offer and sale of the INBI Stock has not taken place, and is not taking place, within the United States of America or its territories or possessions.  The Reg S Person acknowledges that the offer and sale of the INBI Stock has taken place, and is taking place in an “offshore transaction,” as such term is defined in Regulation S.

(2)           The Reg S Person acknowledges and agrees that, pursuant to the provisions of Regulation S, the INBI Stock cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States of America or its territories or possessions for a period of one year from and after the date hereof, unless the INBI Stock is registered for sale in the United States pursuant to an effective registration statement under the Securities Act or another exemption from such registration is available.  The Reg S Person acknowledges that it has not engaged in any hedging transactions with regard to the INBI Stock.

(3)           The Reg S Person consents to the placement of a legend on any certificate, note or other document evidencing the Securities and understands that the Company shall be required to refuse to register any transfer of securities not made in accordance with applicable U.S. securities laws.

(4)           The Reg S Person is not a “distributor” of securities, as that term is defined in Regulation S, nor a dealer in securities.

(5)           The Reg S Person understands that the INBI Stock has not been registered under the Securities Act, or the securities laws of any state and are subject to substantial restrictions on resale or transfer.  The INBI Stock are “restricted securities” within the meaning of Regulation S and Rule 144, promulgated under the Securities Act.

(6)           The Reg S Person acknowledges that the shares of Common Stock underlying the INBI Stock may only be sold offshore in compliance with Regulation S or pursuant to an effective registration statement under the Securities Act or another exemption from such registration, if available.  In connection with any resale of the shares of Common Stock pursuant to Regulation S, the Company will not register a transfer not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or in accordance with another exemption from the Securities Act.

(7)           The Reg S Person makes the representations, declarations and warranties as contained in this Section 3(s) (1)-(7) with the intent that the same shall be relied upon by the Company in determining its suitability as a purchaser of such the INBI Stock.

13.        Miscellaneous.

 (a)        Intentionally Omitted.

(b)         Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)         This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)         This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)         The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)          All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of New York.

(h)         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)          The Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

FRED SCIAMMA

HOME SHOPPING EXPRESS S.A.

By:
Name:
Title:

INFUSION BRANDS INTERNATIONAL, INC.

By:
Name: Robert DeCecco
Title: Chief Executive Officer